Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-117509, No. 333-130852 and No. 333-136684 on Form S-8 of our report dated June 25,2007 relating to the consolidated financial statements of Elbit Medical Imaging Ltd. and its subsidiaries, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (1) the differences between accounting principles generally accepted in Israel and accounting principles generally accepted in the United States of America; (2) the presentation of the “reported amounts” and “adjusted values”; (3) claims that have been filed against Group companies and for some of those claims petitions have been filed for certification as class actions; (4) the adoption of Accounting Standards No. 19 No. 21 and 24 and (5) the translation of New Israeli Shekel amounts into U.S. dollar amounts), appearing in this Annual Report on Form 20-F of Elbit Medical Imaging Ltd. for the year ended December 31, 2006.

Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
June 25, 2007